Exhibit 3.9

LIMITED LIABILITY COMPANY AGREEMENT

OF

KAISER ALUMINUM FABRICATED PRODUCTS, LLC

DATED AS OF JANUARY 10, 2006

-i-

LIMITED LIABILITY COMPANY AGREEMENT

OF

KAISER ALUMINUM FABRICATED PRODUCTS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Company Agreement”) of Kaiser Aluminum Fabricated Products, LLC (the “Company”), is made effective as of the 10th day of January, 2006 by Kaiser Aluminum & Chemical Corporation, a Delaware corporation (the “Member”), which forms a limited liability company of which it is the sole member upon the following terms and subject to the following conditions:

ARTICLE I

FORMATION AND TERM

1.1 Formation. The Member is forming the Company as a limited liability company governed by the Act (as defined below) for the purpose and scope set forth in this Company Agreement.

1.2 Term. The term of the Company shall commence on the date hereof, on or prior to which date the Member has caused a Certificate of Formation for the Company to be filed in the office of the Delaware Secretary of State and has executed this Company Agreement. Unless the Company is earlier dissolved pursuant to Article 7 hereof, the term shall continue until January 10, 2056, on which date the term shall expire unless extended by election of the Board.

ARTICLE II

DEFINITIONS

The following terms used in this Company Agreement, whether singular or plural, shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

2.1 “Act” means the Delaware Limited Liability Company Act, as it may be amended or superseded from time to time.

2.2 “Board” means the Board of managers of the Company.

2.3 “Bylaws” means the Bylaws of the Company attached hereto as Annex A, as such bylaws may be amended from time to time as permitted under this Company Agreement.

2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5 “Company” means, subject to Section 3.1 hereof, Kaiser Aluminum Fabricated Products, LLC, a limited liability company formed pursuant to this Company Agreement and organized and existing under the laws of the State of Delaware and any successor limited liability company.

2.6 “Company Agreement” means this Limited Liability Company Agreement, as originally executed and as amended from time to time in accordance with the terms hereof.

2.7 “Contribution Agreement” means the Contribution Agreement, by and between the Company and the Member, to be entered into on or prior to the Effective Date (as defined in the Plan of Reorganization) in accordance with the terms of the Plan of Reorganization.

2.8 “Initial Capital Contribution” has the meaning set forth in Section 5.1(a) hereof.

2.9 “Member” has the meaning set forth in the Preamble hereto.

2.10 “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other legal entity.

2.11 “Plan of Reorganization” means the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated September 7, 2005, filed in the United States Bankruptcy Court for the District of Delaware in the chapter 11 case filed by certain affiliates of the Company, styled Case No. 02-10429 (JFK).

ARTICLE III

NAME AND OFFICE OF COMPANY AND REGISTERED AGENT

3.1 Name. The name of the Company shall be Kaiser Aluminum Fabricated Products, LLC, and all business of the Company shall be conducted under such name or any other name approved by the Board.

3.2 Principal Place of Business. The principal place of business of the Company at which the records required to be maintained by the Act are to be kept shall be 27422 Portola Parkway #350, Foothill Ranch, California 92610, or such other place or places as the Board may determine.

3.3 Delaware Registered Office and Agent for Service of Process. The Company shall maintain a Delaware registered office and agent for service of process as required by Section 18-104 of the Act. The initial Delaware registered office and agent for service of process shall be The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and thereafter shall be such place and Person as the Board may designate.

ARTICLE IV

BUSINESS OF THE COMPANY

The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ALLOCATION OF PROFITS AND LOSSES

5.1 Capital Contributions.

(a) On the Effective Date (as defined in the Plan of Reorganization), the Member shall contribute, pursuant to the Contribution Agreement, the Transferred Assets (as defined in the Contribution Agreement) to the capital of the Company (the “Initial Capital Contribution”). In exchange for the Initial Capital Contribution, the Member shall hold 100 membership units (the “Units”) in the Company.

(b) Except as provided in paragraph (a) above, the Member shall not be obligated to make contributions to the capital of the Company, lend any funds to the Company or otherwise advance or contribute any additional funds to the Company.

5.2 General Allocations of Income and Losses. All income and losses shall be allocated to the Member.

ARTICLE VI

MANAGEMENT

6.1 Board of Managers. The Company shall be managed by the Board, which shall consist of such managers as may be designated by the Member. The Board may exercise all such powers and do all such lawful acts and things as are not by statute, the Bylaws or this Company Agreement directed or required to be exercised and done by the Member. The Board shall have the power to adopt, amend and repeal the Bylaws from time to time.

6.2 Authority of the Officers.

(a) The Company’s Chief Executive Officer, President, Vice Presidents, Secretary, Treasurer and other officers shall be appointed by the Board and shall have the authority set forth in the Bylaws.

(b) All actions taken by the Board on behalf of the Company from the date of its formation to the date of this Company Agreement are hereby ratified and confirmed.

ARTICLE VII

DISSOLUTION AND TERMINATION

The Company shall be dissolved and wound up upon the earlier to occur of one of the following events:

(a) Consent in writing of the Member.

(b) The expiration of the term specified in Section 1.2 hereof.

Without limiting the generality or effect of the foregoing provisions, the Company shall not be dissolved solely as a result of the bankruptcy or dissolution of the Member, and, in such event, the business of the Company shall continue until the term set forth in Section 1.2 expires or the Company is earlier dissolved pursuant to clause (a) of the first sentence of this Article VII. Moreover, the Member shall not cease to be a member of the Company solely as a result of the happening of any of the events specified in Section 18-304 of the Act.

ARTICLE VIII

INDEMNIFICATION AND LIMITATION OF LIABILITIES

8.1 Indemnification of Member, Managers and Officers.

(a) None of the managers or officers of the Company shall be personally liable to the Company or the Member, and the Member shall not be personally liable to the Company, for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by the Member or such manager or officer, as the case may be, arising out of or in connection with this Company Agreement or the Company’s business or affairs, specifically including any such loss, claim, damage or liability which is attributable, in whole or in part, to the negligence of the Member or such manager or officer, as the case may be, but specifically excluding any such loss, claim, damage or liability primarily attributable to the malfeasance, fraud or willful misconduct of the Member or such manager or officer, as the case may be.

(b) The Company shall indemnify, defend and hold harmless each of the Member and the managers and officers of the Company, to the fullest extent permitted or required by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of permitted indemnification, against any losses, claims, damages or liabilities to which the Member or such manager or officer may become subject in connection with any matter arising out of, or in connection with, this Company Agreement or the Company’s business or affairs, specifically including any such loss, claim, damage or liability which is attributable, in whole or in part, to the negligence of the Member or such manager or officer, but specifically excluding any such loss, claim, damage or liability attributable to the malfeasance, fraud or willful misconduct of the Member or such manager or officer. The Company may advance to the Member or any manager or officer of the Company prior to the final disposition of any matter arising out of, or in connection with, this Company Agreement or the Company’s business or affairs any and all reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation or preparation) relating to, arising out of or resulting from any such matter paid or incurred by the Member or such manager or officer or which the Member or such manager or officer determines is reasonably likely to be paid or incurred by the Member or such manager or officer; provided that the Member or such manager or officer shall repay, without interest, any amount actually advanced to the Member or such manager, or officer, at the final disposition of the matter to which such advance related, that were in excess of amounts paid or payable by the Member or such manager or officer in respect of expenses relating to, arising out of or resulting from such matter. In connection with any such payment, advancement or reimbursement, the Member or such manager or officer shall execute and deliver to the Company an undertaking by or on behalf of the Member or such manager or officer to repay any amounts paid, advanced or reimbursed by the Company in respect of expenses relating to, arising out of or resulting from such matter if it shall have been determined, following the final disposition of such matter, that the Member or such manager or officer is not entitled to indemnification hereunder.

8.2 Liabilities of the Member. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company solely by reason of being a member.

ARTICLE IX

CERTIFICATES

For purposes of providing for transfer of, perfection of a security interest in, and other relevant matters related to, a membership interest in the Company, each Unit in the Company shall be deemed to be a “security” governed by Article 8 of the Uniform Commercial Code in effect in the States of New York and Delaware and Chapter 8 or Article 8, as applicable, of the Uniform Commercial Code in effect in any other relevant jurisdiction.

ARTICLE X

ACCOUNTING AND FISCAL YEAR

10.1 Accounting. The books of the Company shall be kept on the accrual basis in accordance with general acceptable accounting practices and principles.

10.2 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, unless a different fiscal year shall be required by the Code.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Governing Law. This Company Agreement, and the rights and liabilities of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

11.2 Captions. Captions contained or cited in this Company Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Company Agreement or the intent of any provision hereof.

11.3 Construction. Whenever the context may require, any pronouns used in this Company Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Company Agreement, they will be deemed to be followed by the words “without limitation.”

11.4 Severability. Every provision of this Company Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the terms or provisions of this Company Agreement.

ARTICLE XII

ATTORNEY-IN-FACT FOR THE MEMBER

12.1 Appointment. The Member irrevocably constitutes and appoints, with full power of substitution, each of the managers and such other Persons as the Board designates, its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices:

(a) All certificates and other instruments and any amendment thereof, which the Board deems appropriate to form, qualify or continue the business of the Company as a limited liability company; and

(b) Any other instrument or document which may be required to be filed by the Company under the laws of any state or which the Board deems advisable to file.

12.2 Duration. The appointment by the Member of each manager or such other Person as the Board designates as its attorney-in-fact is irrevocable and shall be deemed to be a power coupled with an interest and shall survive the bankruptcy or dissolution of the Member.

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IN WITNESS WHEREOF, the undersigned has executed or caused this Company Agreement to be executed as of the day and year first above written.

KAISER ALUMINUM & CHEMICAL CORPORATION
a Delaware corporation

By:	/s/ John M. Donnan
	Name:	John M. Donnan
	Title:	Vice President, Secretary and General Counsel

ANNEX A

BYLAWS OF THE COMPANY

The Bylaws are attached hereto.

BYLAWS

OF

KAISER ALUMINUM FABRICATED PRODUCTS, LLC,

a Delaware Limited Liability Company1

ARTICLE I

BOARD OF MANAGERS

Section 1.1 Powers. The Board may, except as otherwise required by law, the Certificate of Formation or the Company Agreement, exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 1.2 Number; Election; Tenure; and Qualification. The number of managers which shall constitute the whole Board shall be fixed from time to time by resolution of the Board or by the Member; provided that the number of managers shall be not less than one. Except as provided in the Company Agreement, the managers shall be designated by the Member and each manager designated shall hold office until his successor is designated unless such manager earlier resigns, becomes disqualified, disabled, or is otherwise removed. Managers need not be members.

Section 1.3 Vacancies and Newly Created Managerships. Unless otherwise provided in the Company Agreement, vacancies and newly-created managerships resulting from any increase in the authorized number of managers may be filled by a majority of the managers then in office, though less than a quorum, or by a sole remaining manager. The managers so chosen shall serve until their successors are designated by the Member, unless such manager earlier resigns, becomes disqualified or disabled, or is otherwise removed. If there are no managers in office, then one or more managers may be designated by the Member in the manner provided by the Act.

Section 1.4 Location of Meetings. The Board may hold meetings, both regular and special, either within or without the State of Delaware.

Section 1.5 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board; provided that any manager who is absent when such a determination is made shall be given notice of such times and locations.

Section 1.6 Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the President or a majority of the managers then in office. Notice of the time, date and location of such meeting shall be given, in writing, by the person or persons calling the meeting to all managers at least twenty-four hours before the meeting if such notice is

[1]	Unless otherwise defined herein, each term used herein with initial capital letters shall have the meaning ascribed thereto in the Limited Liability Company Agreement of the Company.

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given pursuant to Section 2.1(a) or the last sentence of Section 2.1, or at least four days before the meeting if such notice is given pursuant to Section 2.1(b); provided, however, that no such notice shall be required if such meeting is called by all of the managers then in office. Notice may be waived in accordance with Section 2.2. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 1.7 Quorum and Action at Meetings. At all meetings of the Board, a majority of the managers then in office shall constitute a quorum for the transaction of business, and the act of a majority of the managers present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by the Act, the Company Agreement or the Bylaws. If a quorum shall not be present at any meeting of the Board, the managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 1.8 Action Without a Meeting. Unless otherwise restricted by the Company Agreement or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 1.9 Telephonic Meeting. Unless otherwise restricted by the Company Agreement or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 1.10 Committees of the Board.

(a) Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the managers of the Company. The Board may designate one or more managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(b) Committee Authority. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company, if any, to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to adopting, amending or repealing any Bylaw of the Company. Each such committee shall have such name as may be determined from time to time by resolution adopted by the Board.

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(c) Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required to do so by the Board.

Section 1.11 Manager Compensation. Unless otherwise restricted by the Company Agreement or these Bylaws, the Board shall have the authority to fix the compensation of managers. The managers may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board. No such payment shall preclude any manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 1.12 Resignation. Any manager or officer of the Company may resign at any time. Each such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by either the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

Section 1.13 Removal. Unless otherwise restricted by the Company Agreement, these Bylaws or applicable law, any manager or the entire Board may be removed, with or without cause, by the Member.

ARTICLE II

NOTICES

Section 2.1 Notice to Managers. Whenever, under the provisions of the Act, the Company Agreement or these Bylaws, notice is required to be given to any manager, it shall not be construed to mean personal notice, but such notice may be given (a) by electronic transmission when such manager has consented to the delivery of notice in such form, and such notice shall be deemed to be given when directed to the proper facsimile number, electronic mail address or other proper electronic destination, or (b) in writing, by mail, addressed to such manager, at such manager’s address as it appears on the records of the Company, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. An affidavit of the Secretary or an Assistant Secretary of the Company that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice to managers may also be given by telephone (with confirmation of receipt).

Section 2.2 Waiver. Whenever any notice is required to be given under the provisions of the Act, the Company Agreement or these Bylaws, a written waiver thereof, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. The written or electronic waiver need not specify the business to be transacted at, nor the purpose of, any regular or special meeting of the managers or members of a committee of managers. Attendance of a person at a meeting shall constitute a waiver of notice of such

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meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE III

OFFICERS

Section 3.1 Enumeration. The officers of the Company shall be chosen by the Board and shall include a President, a Secretary, a Treasurer and/or Chief Financial Officer and such other officers with such other titles as the Board shall determine. The Board may elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board may also choose one or more Vice Presidents (who may be given particular designations with respect to authority, function or seniority), Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Company Agreement or these Bylaws otherwise provide.

Section 3.2 Appointment of Other Agents. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 3.3 Compensation. The salaries of all officers of the Company shall be fixed by the Board or a committee thereof. The salaries of agents of the Company shall, unless fixed by the Board, be fixed by the President or any Vice President of the Company.

Section 3.4 Tenure. The officers of the Company shall hold office until their successors are chosen and qualify or until their earlier resignation, disqualification, retirement or removal. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the members of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

Section 3.5 Chairman of the Board and Vice Chairman of the Board. The Chairman of the Board (the “Chairman”), if any, shall preside at all meetings of the Board at which the Chairman shall be present. The Chairman shall have and may exercise such powers as are, from time to time, assigned to the Chairman by the Board and as may be provided by law. In the absence of the Chairman, the Vice Chairman of the Board (the “Vice Chairman”), if any, shall preside at all meetings of the Board at which the Vice Chairman shall be present. The Vice Chairman shall have and may exercise such powers as are, from time to time, assigned to such person by the Board and as may be provided by law.

Section 3.6 President. The President shall be the Chief Executive Officer of the Company unless such title is assigned to another officer of the Company; and the President shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President, in addition to any Vice President, shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company.

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Section 3.7 Vice President. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board may from time to time prescribe. Each Vice President, in addition to the President, shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company.

Section 3.8 Secretary. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and shall perform such other duties as may be prescribed by the Board or President, under whose supervision the Secretary shall be subject.

Section 3.9 Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 3.10 Treasurer and/or Chief Financial Officer. The Treasurer and/or Chief Financial Officer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer and/or Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Board, President or Chief Executive Officer, taking proper vouchers for such disbursements, and shall render to the President, Chief Executive Officer and the Board at its regular meetings, or when the Board so requires, an account of all such transactions as Treasurer and/or Chief Financial Officer and of the financial condition of the Company. If required by the Board, the Treasurer and/or Chief Financial Officer shall give the Company a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the Treasurer’s and/or Chief Financial Officer’s office and for the restoration to the Company, in case of the Treasurer’s and/or Chief Financial Officer’s death, resignation, disqualification, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the Treasurer and/or Chief Financial Officer that belongs to the Company.

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Section 3.11 Assistant Treasurer. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer and/or Chief Financial Officer or in the event of the Treasurer’s and/or the Chief Financial Officer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and/or Chief Financial Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 3.12 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officers or agent, notwithstanding any provision hereof.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Seal. The Board may provide for a seal of the Company, which shall have the name of the Company inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board. The Secretary shall have custody of the seal of the Company and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Company and to attest the affixing by such officer’s signature

Section 4.4 Company Agreement Governs. In the event of any conflict between the provisions of the Company Agreement and these Bylaws, the provisions of the Company Agreement shall govern.

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